NEWS RELEASE

FOR IMMEDIATE RELEASE

May 5, 2005

CAPITOL FEDERAL FINANCIAL
REPORTS SECOND QUARTER 2005 RESULTS

Topeka, KS - Capitol Federal Financial (NASDAQ: CFFN) today announced results for the March 31, 2005 quarter. Detailed results of the quarter are available on Form 10-Q which will be filed today and posted on our web-site, www.capfed.com/html/relations.html. Points for the quarter include:

  net income of $17.5 million, up from $9.6 million one year ago, diluted earnings per share of $0.24 and
  efficiency ratio of 38.94%.

In addition, the Board of Directors declared a $0.50 per share dividend on April 26, 2005 to holders of record on May 6, 2005, payable on May 20, 2005.

Results of Operations for the Quarter Ended March 31, 2005

Capitol Federal Financial (the "Company") reported net income of $17.5 million, up from $9.6 million for the same period one year ago. The increase in net income was primarily due to an increase in net interest and dividend income of $12.0 million between the two quarters.

The increase in net interest and dividend income was primarily due to a decrease in interest expense on Federal Home Loan Bank ("FHLB") advances. The average rate on the FHLB advances decreased 140 basis points compared to the prior year quarter due to refinancing certain FHLB advances in July 2004. The refinancing of FHLB advances reduced interest expense on the FHLB advances by $12.4 million compared to the prior year quarter. The reduction in interest expense was partially offset by a $3.0 million increase in interest expense on the variable-rate portion of the interest rate swaps due to the increase in the one month LIBOR rate between the two periods.

The increase in net interest and dividend income compared to the same quarter one year ago was also due to an increase of $3.9 million in interest income on interest-earning assets. The average yield of interest-earning assets increased 14 basis points and the average balance of interest-earning assets increased $95.2 million.

Results of Operations for the Six Months Ended March 31, 2005

The Company recognized net income of $36.1 million compared to net income of $14.2 million for the same period one year ago, an increase of $21.9 million. The increase in net income was primarily due to an increase in net interest and dividend income of $32.0 million between the two periods.

The increase in net interest and dividend income was primarily due to a decrease in interest expense on FHLB advances. The average rate on FHLB advances decreased 172 basis points compared to the prior year six month period due to refinancing certain FHLB advances in July 2004. The refinancing of FHLB advances reduced the interest expense on the FHLB advances by $24.1 million compared to the prior year period.

The increase in net interest and dividend income was also due to a $7.5 million increase in interest income on interest-earning assets. The average yield of interest-earning assets increased 15 basis points and the average balance of interest-earning assets increased $55.2 million.

Financial Condition as of March 31, 2005

Total assets decreased $42.3 million from September 30, 2004. The decrease in assets was mainly attributed to a decrease in investment securities of $132.5 million, a decrease in cash and cash equivalents of $107.6 million and a decrease in mortgage-related securities of $102.6 million, offset by an increase in loans receivable of $299.5 million. Our portfolio of loans increased primarily due to the purchase of mortgage loans during the period. Our balance of non-performing assets remained low, with non-performing assets representing 0.09% of total assets.

Total liabilities decreased $67.5 million from September 30, 2004 to $7.64 billion at March 31, 2005. The decrease was primarily due to a decrease of $76.1 million in deposits.

Stockholders' equity increased $25.2 million from September 30, 2004 to $857.7 million at March 31, 2005. The increase was primarily due to net income of $36.1 million for the first six months of fiscal year 2005.

Management's Discussion of Dividends

We strive to enhance shareholder value while maintaining a strong capital position. We continue to provide returns to shareholders through our dividend payments. On April 26, 2005, the Board declared a dividend of $0.50 per share which will be paid on May 20, 2005 to holders of record on May 6, 2005. Due to the waiver of dividends by the Company's majority shareholder, Capitol Federal Savings Bank MHC ("MHC"), the dividend of $0.50 per share will be paid only on public shares. Total dividends declared during the first six months of fiscal year 2005 were $1.00 per share. On January 25, 2005, the Board approved an enhanced dividend policy. In December of each year, the Company will pay a special dividend equal to 25% of the excess of the prior fiscal year reported net income over the amount required to meet the Company's current dividend policy of $2.00 per share each fiscal year. If the fiscal year reported net income does not exceed the amount required to meet the Company's current dividend policy, it is the Board's intent to continue to pay dividends at the current level.

Because the Company has a relatively unique corporate structure, the reporting of certain information under generally accepted accounting principles in the United States of America ("GAAP") is not necessarily reflective of the process considered by the Board in connection with its dividend policy. The earnings per share amounts in the following table are presented in accordance with GAAP. Included in the GAAP earnings per share calculations are the average shares held by MHC. It is expected that MHC will continue to waive future dividends except to the extent dividends are needed to fund its continuing operations.

The following is a reconciliation of the denominators of the basic and diluted earnings per share calculations.

	Three Months Ended		Six Months Ended
	March 31,		March 31,
	2005	2004	2005	2004
	(Dollars in thousands, except per share amounts)
Net income	$17,482	$9,610	$36,055	$14,228

Average common shares outstanding	72,421,545	71,265,583	72,322,769	71,173,534
Average committed ESOP shares outstanding	50,970	50,964	25,482	25,618
Total basic average common shares
outstanding	72,472,515	71,316,547	72,348,251	71,199,152

Effect of dilutive RRP shares	2,455	244,369	2,524	235,161
Effect of dilutive stock options	620,933	1,212,387	699,107	1,275,911

Total diluted average common shares outstanding	73,095,903	72,773,303	73,049,882	72,710,224

Net earnings per share:
Basic	$0.24	$0.14	$0.50	$0.20
Diluted	$0.24	$0.13	$0.49	$0.19

Because of the waiver of dividends by MHC, the inclusion of shares held by MHC understates earnings available to public shareholders of CFFN stock. The following table is presented to provide a better understanding of the information the Board of Directors reviews when considering the amount of dividends to declare. The table presents basic and diluted earnings per share, excluding shares held by MHC from the earnings per share calculation. The following information is not presented in accordance with GAAP.

	Three Months Ended		Six Months Ended
	March 31,		March 31,
	2005	2004	2005	2004
	(Dollars in thousands, except per share amounts)
Net income	$17,482	$9,610	$36,055	$14,228

Basic average common shares outstanding	72,472,515	71,316,547	72,348,251	71,199,152
Average shares held by MHC	(52,192,817)	(52,192,817)	(52,192,817)	(52,192,817)
Total adjusted basic average shares
held by public shareholders	20,279,698	19,123,730	20,155,434	19,006,335

Effect of dilutive RRP shares	2,455	244,369	2,524	235,161
Effect of dilutive stock options	620,933	1,212,387	699,107	1,275,911
Total adjusted diluted average shares
held by public shareholders	20,903,086	20,580,486	20,857,065	20,517,407

Net earnings per share, available
to public shareholders:
Basic	$0.86	$0.51	$1.79	$0.75
Diluted	$0.84	$0.46	$1.73	$0.69

The following table shows the number of shares eligible to receive dividends at March 31, 2005. The unvested shares in ESOP receive dividends that are recorded through compensation expense. MHC has waived its right to dividends.

Total voting shares outstanding at September 30, 2004	73,990,801
Treasury stock acquisitions	(81,337)
Net RRP grants (net of forfeitures)	11,200
Options exercised, net	494,818
Total voting shares outstanding at March 31, 2005	74,415,482
Unvested shares in ESOP	(1,814,746)
Shares held by MHC	(52,192,817)
Total shares eligible to receive dividends at March 31, 2005	20,407,919

Capitol Federal Financial is the holding company for Capitol Federal Savings Bank. Capitol Federal Savings Bank has 37 branch locations in Kansas, 8 of which are in-store branches. Capitol Federal Savings Bank employs 667 full time equivalent employees in the operation of its business and is one of the largest residential lenders in the State of Kansas.

Except for the historical information contained in this press release, the matters discussed may be deemed to be forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995, that involve risks and uncertainties, including changes in economic conditions in the Company's market area, changes in policies by regulatory agencies, fluctuations in interest rates, demand for loans in the Company's market area, the future earnings and capital levels of Capitol Federal Savings Bank which could affect the ability of the Company to pay dividends in accordance with its dividend policies, competition, and other risks detailed from time to time in the Company's SEC reports. Actual strategies and results in future periods may differ materially from those currently expected. These forward-looking statements represent the Company's judgment as of the date of this release. The Company disclaims, however, any intent or obligation to update these forward-looking statements.

For further information contact:

Jim Wempe	Kent Townsend
Vice President, Investor Relations	Senior Vice President, Controller
700 S Kansas Ave.	700 S Kansas Ave.
Topeka, KS 66603	Topeka, KS 66603
(785) 270-6055	(785) 231-6360
jwempe@capfed.com	ktownsend@capfed.com